Exhibit 5.2

April 4, 2008
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, Pennsylvania 19355
Ladies and Gentlemen:
     We have acted as special Ohio counsel to IKON Office Solutions, Inc., an Ohio corporation (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and exchange of up to $150,000,000 aggregate principal amount of new Senior Unsecured Floating Rate Notes due 2012 (the “Exchange Notes”) for a like principal amount of outstanding Senior Unsecured Floating Rate Notes due 2012 which have certain transfer restrictions. The Exchange Notes are to be issued pursuant to the Indenture dated December 20, 2007, between the Company and The Bank of New York as Trustee (the “Indenture”).
     As such counsel, we have examined such matters of fact and questions of law we considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, a certificate of an officer of the Company of even date herewith with respect to certain factual matters. The opinions expressed herein are limited to the laws of the State of Ohio, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof (or as of the date of any certificate stated to have been examined or otherwise relied upon by us):
     1. The Indenture has been duly authorized, executed and delivered by the Company.

     2. The Exchange Notes have been duly authorized by the Company.
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion into any registration statement of the Company filed pursuant to Rule 462(b) of the Securities Act in relation to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ BAKER & HOSTETLER LLP